Exhibit 99.1

Trovagene Announces the Launch of NextCollect™ Urine Collection and DNA Preservation Kit to Research Laboratories and Pharmaceutical Customers

SAN DIEGO, CA — December 12, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced that its proprietary NextCollect™ urine collection and DNA preservation kit is now available, for research use only, to clinical research laboratories and pharmaceutical customers. NextCollect™ is being offered to both existing contracted clients and to new customers through an online ordering web distribution portal. NextCollect™ enables high-volume, non-invasive urine sample collection and isolation of DNA, and has the potential to expand the utility of nucleic acid testing from urine, including oncology, virology and infectious disease.

NextCollect™ accommodates up to 250 mL of volume in its urine collection cup with a built-in delivery of a preservative fluid in the collection cup lid to maximize the amount of cfDNA collected in each urine sample, while minimizing total DNA degradation during transport and storage. NextCollect™ is designed for high-throughput lab processing with the ability to fit directly into standard centrifuge systems for initial specimen DNA separation requirements.

“We are pleased with the initial interest that we have received on our NextCollect™ Kit,” said Bill Welch, Chief Executive Officer of Trovagene. “We look forward to making NextCollect™ broadly available to academic researchers, clinical research institutions and pharmaceutical companies to support the demand for extracting DNA from urine for many nucleic acid testing applications.”

Trovagene plans to make its DNA Isolation Buffer Kits available in early 2018 to complement the NextCollect™ collection applications. These kits support the isolation of pre- and post-renal cell free DNA and RNA, utilizing the methods developed with the Trovera® ctDNA tests and can enable research laboratories to extract significantly more DNA than currently available methods.

About NextCollect™

NextCollect™ is a first of its kind proprietary high volume urine specimen collection and stabilization kit. Formulated DNA preservative solution is integrated into the NextCollect™ reservoir cap, and dispensed when the cap is secured to the NextCollect™ cup. When added to the urine specimen, NextCollect™ preserves DNA during transport for up to 2 weeks at room temperature. NextCollect™ is designed to collect a higher volume of urine specimen, containing more DNA available for testing methods. NextCollect™ urine extracted DNA can be used for a range of applications across oncology, urology, virology and infectious disease. NextCollect™ is intended for Research Use Only (RUO) and not for use in diagnostic procedures.

Trovagene Inc. | 11055 Flintkote Avenue | San Diego | CA 92121 | Tel.: USA [+1] 888-391-7992

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics. Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify potentially clinically-actionable markers for predicting response to cancer therapies. Trovagene offers its PCM technology at its CLIA/CAP – accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics. For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com